Exhibit 3.1

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

GENESIS HEALTHCARE, INC.

(ORIGINALLY INCORPORATED AS SHG HOLDING SOLUTIONS, INC.)

Pursuant to Sections 228, 242 and 245 of the
General Corporation Law of the State of Delaware

Genesis Healthcare, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.The name of the Corporation is Genesis Healthcare, Inc.  The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on October 21, 2005 under the name “SHG Holding Solutions, Inc.”

2.This Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation in accordance with Section 228, Section 242 and Section 245 of the DGCL.

3.This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

4.The text of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

FIRST:  The name of the Corporation is Genesis Healthcare, Inc.

SECOND:  The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington 19808, County of New Castle.  The name of its registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

FOURTH:  (1) Authorized Capital Stock.  The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,200,000,000, consisting of (i) 1,000,000,000 shares of Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”); (ii) 20,000,000 shares of Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”); (iii) 150,000,000 shares of Class C Common Stock, par value $0.001 per share (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”); and (iii) 30,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).  The number of authorized shares of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding or, in the case of Class A Common Stock, necessary for issuance upon conversion of outstanding shares of Class B Common Stock, Class C Common Stock or exchange of OP Class A Common Units (as defined below)) by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock, Class C Common Stock or Preferred Stock voting separately as a class shall be required therefor.

(2)

Common Stock.  The powers, preferences, and rights and the qualifications, limitations, and restrictions of the Class A Common Stock, the Class B Common Stock and the Class C Common Stock are as follows:

(a) Voting Rights. Except as otherwise required by the DGCL or as provided by or pursuant to the provisions of this Amended and Restated Certificate of Incorporation:

(i) Each holder of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock held of record by such holder.  The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(ii) Each holder of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock held of record by such holder.  The holders of shares of Class B Common Stock shall not have cumulative voting rights.

(iii) Each holder of Class C Common Stock shall be entitled to one (1) vote for each share of Class C Common Stock held of record by such holder.  The holders of shares of Class C Common Stock shall not have cumulative voting rights.

(iv) Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall vote together as a single class on all matters on which stockholders are generally entitled to vote (or, if any holders of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with such holders of Preferred Stock).

(v) In addition to any other vote required in this Amended and Restated Certificate of Incorporation or by applicable law, the holders of Class A Common Stock, Class B Common Stock and Class C Common Stock shall each be entitled to vote separately as a class only with respect to amendments to this Amended and Restated Certificate of Incorporation that increase or decrease the par value of the shares of such class, or alter or change the powers, preferences, or special rights of the shares of such class so as to affect them adversely.

(b) Dividends.

(i) Subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to receive ratably as a single class, in proportion to the number of shares held by them, such dividends and other distributions in cash, stock, or property of the Corporation when, as, and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(ii) Except as set forth in clause (iii) below and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class C Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, the dividends and other distributions in cash, stock, or property of the Corporation payable or to be made on outstanding shares of Class A Common Stock that would have been payable on the shares of Class A Common Stock if such shares of Class C Common Stock had been converted into shares of Class A Common Stock immediately prior to the record date for such dividend or distribution, with each share of Class C Common Stock converted into a fraction of a share of Class A Common Stock equal to the product of (A) the Conversion Ratio (as used in this Amended and Restated Certificate of Incorporation, such term has the meaning given to it in paragraph 20 of Schedule 1.02 of the Purchase and Contribution Agreement, dated as of August 18, 2014, by and between FC-GEN Operations Investment, LLC and the Corporation) multiplied by (B) the Adjustment Factor (as used in this Amended and Restated Certificate of Incorporation, such term has the meaning given to it in the OP LLC Agreement) then in effect.  The holders of shares of Class C Common Stock shall be entitled to receive, on a pari passu basis with the holders of the Class A Common Stock and Class B Common Stock, such dividend or other distribution on the Class A Common Stock and Class B Common Stock when, as, and if declared by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

(iii) In the event a dividend is paid in the form of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock shall receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be), holders of Class B Common Stock shall receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), and holders of Class C Common Stock shall receive shares of Class C Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock receiving, on a per share basis, an identical number of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, as applicable.

(c) Liquidation, Dissolution, etc.  In the event of any liquidation, dissolution, or winding up (either voluntary or involuntary) of the Corporation, after payments to creditors of the Corporation that may at the time be outstanding and subject to the rights of any holders of Preferred Stock that may then be outstanding, holders of shares of Class A Common Stock, Class B Common Stock and Class C Common Stock shall be entitled to receive ratably, in proportion to the number of shares held by them, all remaining assets and funds of the Corporation available for distribution; provided,  however, that, for purposes of any such distribution, each share of Class C Common Stock shall be entitled to receive the same distribution as would have been payable if such shares of Class C Common Stock had been converted into shares of Class A Common Stock immediately prior to the record date for such Distribution, with such share of Class C Common Stock converted into a fraction of a share of Class A Common Stock equal to the product of (i) the Conversion Ratio and (ii) the Adjustment Factor then in effect.

(d) Reclassification.  None of the Class A Common Stock, the Class B Common Stock or the Class C Common Stock may be subdivided, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the OP Class A Common Units (as defined below) are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

(e) Exchange.  The holder of each limited liability company interest of FC-GEN Operations Investment, LLC, a Delaware limited liability company (the “OP”), designated as a “LLC Class A Common Unit” (an “OP Class A Common Unit”), other than OP Class A Common Units held by the Corporation, shall, pursuant to terms and subject to the conditions of the limited liability company operating agreement of the OP (the “OP LLC Agreement”) and as set forth hereunder, have the right to exchange each such OP Class A Common Unit for a number of  fully paid and nonassessable shares of Class A Common Stock equal to the product of one (1) multiplied by the Adjustment Factor (as defined in the OP LLC Agreement).

(i) In connection with such exercise of the exchange privilege under the OP LLC Agreement, the Corporation shall (unless and to the extent the OP has elected in accordance with the terms and provisions of the OP LLC Agreement to pay cash in lieu of shares of Class A Common Stock) issue to the OP a number of shares of Class A Common Stock, in exchange for OP Class A Common Units, equal to the product of the Adjustment Factor multiplied by the number of OP Class A Common Units surrendered to the OP by the exchanging holder.

(ii) Concurrently with such exercise of the exchange privilege under the OP LLC Agreement, a number of shares of Class C Common Stock equal to the lesser of (x) the number of shares of Class A Common Stock to be issued as a result of such exchange and (y) the number of shares of Class C Common Stock then outstanding (the lesser of (x) and (y) is the “Class C Conversion Amount”) shall automatically, without further action by the exchanging holder or holders thereof, be converted into fully paid and nonassessable shares of Class A Common Stock on the basis of a fraction of a share of Class A Common Stock for each share of Class C Common Stock so converted equal to the product of (A) the Conversion Ratio multiplied by (B) the Adjustment Factor then in effect. The shares of Class C Common Stock to be converted into Class A Common Stock in accordance with the immediately preceding sentence shall be those owned by the exchanging holder of OP Class A Common Units; if such exchanging holder does not hold a number of shares of Class C Common Stock equal to or greater than the Class C Conversion Amount, then all of the shares of Class C Common Stock held by such exchanging holder, if any, shall be converted into Class A Common Stock and an aggregate number of shares of Class C Common Stock held by other holders equal to the excess of (x) Class C Conversion Amount over (y) the number of shares of Class C Common Stock, if any, held by such exchanging holder shall be converted into Class A Common Stock, apportioned among all other holders of shares of Class C Common Stock in proportion to the number of shares of Class C Common Stock held by each.  All such shares of Class C Common Stock that shall have been automatically converted as herein provided shall be retired and resume the status of authorized and unissued shares of Class C Common Stock, and all rights of the holder with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate.  No fractional shares of Class A Common Stock shall be issued upon conversion of the shares of Class C Common Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay to the holder cash equal to the Value of the fractional shares of Class A Common Stock.

The term “Value” means, on any Valuation Date with respect to a share of Class A Common Stock, the average of the daily Market Prices for ten (10) consecutive trading days immediately preceding the Valuation Date.  The term “Market Price” on any date means, with respect to any outstanding shares of Class A Common Stock, the last sale price for such shares of Class A Common Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such shares of Class A Common Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the New York Stock Exchange or, if such shares of Class A Common Stock are not listed or admitted to trading on the New York Stock Exchange, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such shares of Class A Common Stock are listed or admitted to trading or, if such shares of Class A Common Stock are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the principal automated quotation system that may then be in use or, if such shares of Class A Common Stock are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such shares of Class A Common Stock selected by the Board of Directors or, in the event that no trading price is available for such shares of Class A Common Stock, the fair market value of the shares of Class A Common Stock, as determined in good faith by the Board of Directors.  The term “Valuation Date” means the date of receipt by the managing member of the OP of a notice of redemption, subject to the terms and conditions set forth in the OP LLC Agreement, or such other date as specified herein, or, if such date is not a business day, the immediately preceding business day.

(iii) Such number of shares of Class A Common Stock as may from time to time be required for exchange pursuant to the terms of Clause (2)(e)(ii) of this Article FOURTH shall be reserved for issuance upon exchange of outstanding OP Class A Common Units.

(f) Conversion of Class B Common Stock.

(i) Each holder of Class B Common Stock shall be entitled to convert at any time all or any portion of such holder's Class B Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock so converted.

(ii) The holders of a majority of the voting power of all the outstanding shares of Class B Common Stock shall be entitled to cause the conversion at any time all, but not less than all, of the outstanding shares of Class B Common Stock into shares of fully paid and non-assessable Class A Common Stock at the ratio of one share of Class A Common Stock for each share of Class B Common Stock so converted. In the event of any such conversion, each share of Class B Common Stock which is then outstanding shall automatically, and without any notice to or action by the Corporation, the holder or any other Person, convert into one share of Class A Common Stock.

(iii) The right to convert shares of Class B Common Stock into shares of Class A Common Stock as provided by Clause (2)(f)(i) of this Article FOURTH and the first sentence of Clause (2)(f)(ii) of this Article FOURTH shall be exercised by the surrender to the Corporation of the certificate or certificates (or a letter of transmittal representing the transfer of book-entry entitlements in lieu thereof) representing the shares to be converted at any time during normal business hours at the principal executive offices of the Corporation, accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates (or book-entries made in lieu thereof), into shares of Class A Common Stock, as shall be stated in such notice, and, if certificates representing any of the shares to be issued upon such conversion are to be issued in a name other than that of the holder of the share or shares converted, accompanied by an instrument of transfer, in form satisfactory to the Corporation for the Common Shares, duly executed by such holder or such holder's duly authorized attorney. As promptly as practicable following the surrender for conversion of a certificate (or a letter of transmittal representing the transfer of book-entry entitlements in lieu thereof) representing shares to be converted with the notice and in the manner provided in this paragraph, the Corporation shall issue to such holder a certificate or certificates (or book-entries made in lieu thereof) representing, the number of whole shares of Class A Common Stock issuable upon such conversion, in such name or names as such holder may have directed. The issuance of certificates (or book-entries made in lieu thereof) for, or registration on the stock transfer books of the Corporation of, shares upon such a conversion shall be made without charge to the holders of the shares to be converted for any stamp or other similar stock transfer or documentary tax assessed in respect of such issuance. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates (or a letter of transmittal representing the transfer of book-entry entitlements in lieu thereof) representing the shares to be converted accompanied by the required notice and payment, if any. Upon the date any such conversion is deemed effected, all rights of the holder of the converted shares as such holder shall cease (except as to matters for which the record date was prior to such conversion), and the person or persons in whose name or names the registration of, or certificate or certificates (or book-entries made in lieu thereof) representing, the shares to be issued upon conversion of the shares surrendered for conversion shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion; provided, however, that, notwithstanding the foregoing, if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the registration of the, or certificate or certificates (or book-entries made in lieu thereof) representing, shares are to be so issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.

(iv) In the event of any conversion effected automatically without notice pursuant to Clause (2)(f)(ii) of this Article FOURTH, until the certificates (or a letter of transmittal representing the transfer of book-entry entitlements in lieu thereof) representing shares which have been converted shall have been surrendered to the Corporation, such certificates (or book-entries made in lieu thereof) shall represent the appropriate number of shares of Class A Common Stock into which the shares of Class B Common Stock represented by such certificates (or book-entries made in lieu thereof) shall have been converted or, if not all shares have been so converted, the appropriate number of shares of Class A Common Stock into which the shares of Class B Common Stock represented by such certificates (or book-entries made in lieu thereof) shall have been converted and the appropriate number of shares of Class B Common Stock represented by such certificates (or book-entries made in lieu thereof) that have not been so converted. Upon surrender by any holder of certificates (or a letter of transmittal representing the transfer of book-entry entitlements in lieu thereof) representing shares which have been automatically converted pursuant to Clause (2)(f)(ii) of this Article FOURTH the Corporation shall record, or cause to be recorded, on the Corporation's stock transfer books, the number of shares of Class A Common Stock into which shares of Class B Common Stock represented by the surrendered certificates (or a letter of transmittal representing the transfer of book-entry entitlements in lieu thereof) shall have been converted and, if not all shares of Class B Common Stock represented by the surrendered certificates (or book-entries made in lieu thereof) have been so converted, the appropriate number of shares of Class B Common Stock that have not been so converted.  Upon conversion of such shares of Class B Common Stock into shares of Class A Common Stock, all rights of the holder of the converted shares as such holder shall cease (except as to matters for which the record date was prior to such conversion), and the holder of such converted shares and/or such holder's transferee(s) shall be treated for all purposes as having become the record holder or holders of the shares of Class A Common Stock issuable upon such conversion. Any such conversion of shares shall be considered to have been effected immediately prior to the close of business on the date such conversion has been automatically effected, or if such automatic conversion is effected on any date when the stock transfer books of the Corporation shall be closed, such automatic conversion shall be considered to have been effected immediately prior to the close of business on the next succeeding day on which the stock transfer books are open.

(v) Shares of Class B Common Stock that are converted into shares of Class A Common Stock (or another security) as provided herein shall continue as authorized but unissued shares of Class B Common Stock and shall be available for reissue by the Corporation; provided, however, that no shares of Class B Common Stock shall be re-issued at any time when no shares of Class B Common Stock are outstanding.

(g) Transfers.

(i) Each share of Class B Common Stock shall be automatically converted into one fully paid and nonassessable share of Class A Common Stock, and each share of Class C Common Stock shall be automatically converted into fully paid and nonassessable shares of Class A Common Stock with each share of Class C Common Stock converted into a fraction of a share of Class A Common Stock equal to the product of (A) the Conversion Ratio multiplied by (B) the Adjustment Factor then in effect, in each case without further action of the holder thereof upon the occurrence of any direct sale, pledge (other than to a bank or institutional lender to secure a loan for borrowed money), conveyance, hypothecation, assignment or other transfer (“Transfer”) of such share of Class B Common Stock or Class C Common Stock to any Person, other than (A) any affiliate, partner, member or other equityholder of such holder (which, for the avoidance of doubt, shall include any Transfer by way of distribution to partners, members or other equityholders in connection with a holder’s dissolution), (B) any Family Member or Controlled Entity (each as defined in the OP LLC Agreement) of such holder, (C) a trust of such holder for estate tax planning purposes or (D) the estate of a deceased holder.  Each share of Class B Common Stock or Class C Common Stock subject to such conversion shall, upon such conversion, be deemed to represent such Common Stock as a result of a conversion and upon surrender by such holder to the Corporation of any outstanding certificate(s) (or a letter of transmittal representing the transfer of book-entry entitlements in lieu thereof) formerly representing such holder’s shares of Class B Common Stock or Class C Common Stock, as applicable, issue the shares of Class A Common Stock into which such holder’s shares of Class B Common Stock or Class C Common Stock were converted as a result of such conversion.  Each share of Class B Common Stock or Class C Common Stock that is converted pursuant to this Clause (2)(g) of this Article FOURTH shall thereupon be retired and resume the status of authorized and unissued shares of Class B Common Stock or Class C Common Stock, as applicable, and all rights of the holder with respect to such shares, including the rights, if any, to receive notices and to vote, shall thereupon cease and terminate.  No fractional shares of Class A Common Stock shall be issued upon conversion of the shares of Class B Common Stock or Class C Common Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay (or, in the case of a conversion of shares of Class C Common Stock, cause the OP to pay) to the holder cash equal to the Value of the fractional shares of Class A Common Stock.  The term “Person” means both natural persons and legal entities.

(ii) The Corporation may, as a condition to the Transfer or the registration of Transfer of shares of Class B Common Stock or Class C Common Stock, require the furnishing of such affidavits or other proof as it deems necessary to establish whether such transfer would result in an automatic conversion pursuant to the terms of Clause (2)(g)(i) of this Article FOURTH.

(h) No Preemptive or Subscription Rights. No holder of shares of Common Stock shall be entitled to preemptive or subscription rights.

(3)    Preferred Stock.

(i) The Board of Directors is expressly authorized to provide, out of the unissued shares of Preferred Stock, for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series and as may be permitted by the DGCL, including, without limitation, the authority to provide that any such class or series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.

(j) Except as otherwise required in this Amended and Restated Certificate of Incorporation or by applicable law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Amended and Restated Certificate of Incorporation (including any certificate of designations relating to such series).

(4)     Power to Sell and Purchase Shares.  Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of (i) the same number of shares of such class to another person or (ii) the same number of shares of another class, and as otherwise permitted by law; provided,  however, that the Corporation shall only be permitted to issue and sell shares of (a) Class A Common Stock to the extent such issuance and sale complies with the OP LLC Agreement and (b) Class C Common Stock in connection with the issuance by the OP of OP Class A Common Units in connection with any new capital raises, reclassifications, interest splits or exchanges, distributions, mergers or other business combinations, or recapitalizations.  Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of (i) the same number of shares of such class from another person or (ii) the same number of shares of another class, and as otherwise permitted by law.  In the event that the Corporation determines to repurchase any shares of Class A Common Stock, the Corporation shall, as the managing member of the OP, cause the OP to repurchase from the Corporation an equal number of OP Class A Common Units and the proceeds received by the Corporation from the OP in such repurchase shall be used by the Corporation to fund the Corporation’s repurchase of shares of Class A Common Stock.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation, and regulation of the powers of the Corporation and of its directors and stockholders:

(1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
(2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to, or repeal the Bylaws of the Corporation (the “Bylaws”).

(3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation.  Election of directors need not be by written ballot unless the Bylaws so provide.

(4) A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.  Any director may resign at any time in accordance with the Bylaws.

(5) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances: (i) each director elected at or prior to the 2020 annual meeting of stockholders (the “2020 Annual Meeting”) shall be elected for a term expiring on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected; (ii) each director elected at the 2021 annual meeting of stockholders shall be elected for a one-year term expiring at the 2022 annual meeting of stockholders (the “2022 Annual Meeting”); (iii) each director elected at the 2022 Annual Meeting shall be elected for a one-year term expiring at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”); and (iv) commencing at the 2023 Annual Meeting and each annual meeting of stockholders thereafter, all directors shall be elected for a one-year term expiring at the next annual meeting of stockholders and the Board shall no longer be divided into separate classes.  Prior to the Corporation’s 2023 Annual Meeting, the Board shall be deemed to be classified for the purposes of Section 141 of the DGCL.

(6) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled only by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled only by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director.  Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the remaining term of the other directors.  Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.  Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an Annual or Special Meeting of stockholders, the election, term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto.

(7) Until the completion of the Corporation’s 2023 Annual Meeting, after which the directors shall not be divided into separate classes and all directors shall be elected to serve for a term of one (1) year (the “Declassification”), directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed only for cause and only by a vote of the holders of at least 66 2/3% of the voting power of the shares entitled to vote in connection with the election of the directors of the Corporation. Following the completion of the Corporation’s 2023 Annual Meeting and the Declassification, directors (other than the directors elected by the holders of any series of Preferred Stock of the Corporation, voting separately as a series or together with one or more other such series, as the case may be) may be removed at any time either, with or without cause, by the holders of a majority of the outstanding shares of stock entitled to vote at an election of directors of the Corporation, voting as a single class, except as otherwise required by applicable law.   Any vacancy or vacancies on the Board of Directors caused by any such removal shall be filled as provided in Clause (6) of this Article FIFTH.

(8) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided,  however, that to the extent required by the provisions of Section 102(b)(7) of the DGCL or any successor statute, or any other laws of the State of Delaware, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended after the date of this Amended and Restated Certificate of Incorporation to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided in this Amended and Restated Certificate of Incorporation, shall be limited to the fullest extent permitted by the DGCL, as so amended.  Any repeal or modification of this Clause (8) of Article FIFTH shall not adversely affect any limitation on the personal liability or any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(9) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation and any Bylaws adopted by the stockholders; provided,  however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

SIXTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

SEVENTH: Unless otherwise required by law, Special Meetings of the stockholders of the Corporation, for any purpose or purposes, may be called at any time by a majority of the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer of the Corporation, or from time to time by the stockholders as may be permitted by the Bylaws. Special Meetings of the stockholders of the Corporation may not be called by any other person or persons.

EIGHTH: Any action required or permitted to be taken at any Annual or Special Meeting of Stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with Section 228 of the DGCL and the Corporation’s Bylaws.

NINTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his heirs, executors, and personal and legal representatives; provided,  however, that, except for  proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his heirs, executors, or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors.  The right to indemnification conferred by this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article NINTH.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article NINTH to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right that any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors, or otherwise.

Any repeal or modification of this Article NINTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

TENTH: The Bylaws may be amended, altered, changed or repealed, in whole or in part, either (i) by the affirmative vote of a majority of the entire Board of Directors (subject to any bylaw requiring the affirmative vote of a larger percentage of the members of the Board of Directors), or (ii) without the approval of the Board of Directors, by the affirmative vote of the holders of a majority of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation.

ELEVENTH:  Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the

Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation arising pursuant to any provision of the DGCL or the Corporation’s Certificate of Incorporation or Bylaws or (iv) any action asserting a claim against the Corporation or any director, officer, or employee of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided,  however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware.  Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

TWELFTH:  The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Amended and Restated Certificate of Incorporation, as amended from time to time, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided,  however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (as amended from time to time, and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of the shares entitled to vote in connection with the election of directors of the Corporation shall be required to amend, alter, change, or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation, as amended from time to time, inconsistent with the purpose and intent of Articles FIFTH, SEVENTH, EIGHTH, NINTH, TENTH or TWELFTH of this Amended and Restated Certificate of Incorporation, as amended from time to time.

THIRTEENTH:  If any provision in this Amended and Restated Certificate of Incorporation is determined to be invalid, void, illegal, or unenforceable, the remaining provisions of this Amended and Restated Certificate of Incorporation shall continue to be valid and enforceable and shall in no way be affected, impaired, or invalidated.

FOURTEENTH:  The Corporation is to have perpetual existence.

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed on its behalf this 4th day of June, 2020.

GENESIS HEALTHCARE, INC.

By: /s/ Michael Sherman
Name: Michael Sherman
Title:  Secretary and General Counsel